Exhibit 10.7

ALASKA AIR GROUP PERFORMANCE BASED PAY PLAN

(formerly, the “Management Incentive Plan” or “MIP”)

(Amended and Restated November 30, 2007)

The Board of Directors (the “Board”) of Alaska Air Group, Inc. (the “Company”) has adopted a plan to reward employees of Alaska Airlines, Inc. (“Alaska”) and Horizon Air Industries, Inc. (“Horizon”). The plan, formerly known as the Management Incentive Plan, has been renamed as the Performance Based Pay Plan (“Plan”). This memorandum is provided to explain the key elements of how the Plan will operate. The Performance Based Pay award (“Award”) of each eligible Participant will depend upon the degree to which the Company achieves the performance goals and award modifier set by the Compensation Committee of the Board for each calendar year (a “Plan Year”) and the discretion of the Compensation Committee of the Board and Chief Executive Officer explained below. This Plan is effective beginning with the 2003 Plan Year and each year thereafter until amended, restated or terminated, pursuant to paragraph 8.

1.	ELIGIBILITY

Eligibility to participate in the Plan during a Plan Year is limited to officers and other employees of Alaska and Horizon who (a) are designated by the Compensation Committee, and (b) are full-time employees of Alaska or Horizon as of December 31 of the Plan Year, or (c) were full-time employees during the Plan Year and do not meet the requirement of (b) because their employment ended due to retirement at age 52 or older, disability or death (each a “Participant,” or collectively “Participants”). Individuals may become Participants during the Plan Year if they are newly hired or promoted during the year and meet the requirements of the preceding sentence. Participants who are on temporary medical leave, military leave, or otherwise not working either full-time or part-time for Alaska or Horizon for reasons approved by the Board, but who remain employed, also retain eligibility as Participants. Participation in the Plan does not guarantee that any Award will be paid if applicable performance goals specified for the Plan Year are not achieved for the year. Unless otherwise provided for in a separate Award agreement, an individual whose employment with Alaska or Horizon ends for any reason not described in (c) above, such as resignation or termination, forfeits eligibility upon such end of employment.

2.	BASIS FOR PARTICIPATION

A Participant’s Basis for a Plan Year is used to determine the dollar amount or initial target value of the Participant’s Award for that year. The “Basis” is the actual Basic Salary of the Participant earned during the Plan Year multiplied by the percentage selected for that Participant by the Board. “Basic Salary” means the compensation earned by the Participant for services performed for Alaska or Horizon, including amounts that the Participant could have received in cash had the Participant not elected to contribute the amount to an employee benefit plan maintained by Alaska, Horizon or the Company and any other voluntary payment the Participant makes which reduces his/her compensation (such as the Participant’s voluntary contribution to an Internal Revenue Code (“Code”) Section 401(k) Plan, Code Section 125 medical account, dependent day care spending account, or charitable gift), but excluding commissions, all awards (including any Award under this Plan), and all other forms of incentive or other supplemental pay, employee benefits paid by the employer (such as employer contributions to a Code Section 401(k) Plan), cash and non-cash fringe benefits and perquisites (such as auto allowance and travel reimbursement). Awards may be paid in cash or by act of the Compensation Committee of the Board, the Company’s Common Stock. Alternatively, Awards may, by act of the Compensation Committee of the Board, be denominated in shares of the Company’s Common Stock that are subject to conditions and restrictions established by the Compensation Committee and based on the achievement of performance goals as provided for in a Performance Share Award Agreement (such shares of Common Stock are referred to as “Performance Shares”).

3.	CALCULATION OF THE AWARD

The size of the Award earned for a Plan Year will depend upon the extent to which the performance goals and award modifier of the Company have been achieved during that Plan Year and the discretion of the Compensation Committee of the Board. Separate performance weighting has been established for each performance goal. The Award will equal either (i) in the case of cash-based Awards, the dollar amount achieved by multiplying the Participant’s Basis by the sum of the weighted percentage achievement factors, or (ii) in the case of Common Stock Based Awards, the number of shares which is equal to the cash award under the preceding clause (i) divided by the closing price of the Company’s Stock on the NYSE on the date of such Award, or (iii) in the case of Awards denominated in Performance Shares, the actual number of shares of Common Stock earned by the Participant will be determined based on the achievement of performance goals as described in the applicable Performance Share Award Agreement, in each case, as such amounts may be adjusted in the Compensation Committee’s discretion pursuant to paragraph 6 or pursuant to the terms of an applicable Performance Share Award Agreement. All calculations will be performed by the Human Resources Department of Alaska and will be subject to approval solely by the Board. Once approved by the Compensation Committee of the Board, such calculations shall be conclusively presumed to be accurate.

4.	PERFORMANCE WEIGHTING

In order to achieve any Award for a particular performance goal, a “Threshold” must be achieved. A full entitlement is achieved when the “Target” is reached, and a double entitlement is possible if the “Maximum” is achieved. This weighting applies to each goal individually. Once the Threshold is achieved, the percentage of the difference between the Threshold and Target achieved is multiplied by the weighting factor as specified in the attachment for the applicable Plan Year. If the Target is exceeded, the percentage of the difference between the Target and the Maximum achieved is multiplied by the weighting factor as specified in the attachment for the applicable Plan Year. Since the difference between the Threshold and Target is, in most cases, arithmetically different from the difference between the Target and the Maximum, calculations will be performed utilizing either the Threshold-Target range, or Target-Maximum range, as applicable, to locate the percentage of the Target, or the percentage of the Maximum, as applicable, that has been achieved. Additional performance weighting criteria and the methodology for determining the number of shares issued to a Participant pursuant to an Award of Performance Shares may be set forth or described in an applicable Performance Share Award Agreement.

5.	PERFORMANCE GOALS AND APPLICABLE PERFORMANCE WEIGHTING FACTORS

The Compensation Committee of the Board will establish the performance goals and award modifier for each Plan Year during the life of this Plan, and will provide an annex to this Plan that outlines goals, award modifiers and the weighting factors.

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6.	DISCRETIONARY FACTOR

In the case of a Participant described in paragraph 1(c) who retired due to age, terminated employment due to disability, or died during the year, or a Participant who took a leave of absence or worked a reduced schedule during any portion of the year, the Compensation Committee of the Board retains absolute discretionary authority to adjust the Award to such Participant based upon the Compensation Committee’s determination of such Participant’s contribution to the Company.

7.	TIMING OF AWARDS

After approval of the Audit Committee of the Board, it is the intent of the Board to distribute the Award, or actual shares of the Company’s Common Stock for Awards denominated in Performance Shares, for a Plan Year no later than March 15 of the following year for each Plan Year that Participants have become entitled to an Award. The terms and conditions of an Award denominated in Performance Shares will be set forth in a Performance Share Award Agreement with a Participant. A deceased Participant’s Award will be paid, or shares of the Company’s Common Stock underlying an Award denominated in Performance Shares will be distributed, to the beneficiary designated by the Participant for purposes of the Company’s group term life insurance plan covering the deceased Participant, and in the absence of any designation, will be paid or distributed to the Participant’s estate.

8.	AMENDMENT

The Board, acting through the Compensation Committee, retains the right to modify the Plan at any time in any manner that it deems appropriate, provided that (a) no amendment that adversely affects the rights of Participants or their beneficiaries shall be effective for a Plan Year that ended prior to the Plan Year in which the amendment was adopted, and (b) it will not terminate the Plan for any Plan Year during that Plan Year unless it is clear that Participants will not receive an Award for that Plan Year. It is understood that the Compensation Committee of the Board will review the Plan yearly and may make changes to the Plan for the next Plan Year.

9.	MISCELLANEOUS

a.	This memorandum, including its attachments, constitutes the entire understanding relating to an Award to any employee of Alaska or Horizon, and supersedes all prior oral or written agreements, representations or commitments relating to such Awards.

b.	This Plan is not a commitment of the Company, Alaska or Horizon, to any officer or employee of such company, to continue that individual in its employ in order to qualify for an Award. Nothing contained in this Plan may be considered to be a promise of continued employment. Any employee who shall file suit against his or her employer for wrongful termination shall automatically cease to be a Participant.

c.	In the event that a Participant has a written employment agreement with Alaska or Horizon which entitles such Participant to participate in the Management Incentive Plan, this Plan is intended, for the purpose of such agreements, to be considered to be the same plan and may continue to be referred to as the MIP.

d.	This memorandum and the rights and obligations provided for herein shall be construed and interpreted in accordance with the law of the state of Washington, excluding its conflicts of law rules.

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e.	No unpaid Award will be subject to the debts, liabilities, contracts or engagements of any Participant, and may not be alienated, pledged, garnished or sold, and any attempt to do so shall be void.

f.	Awards of Common Stock, Performance Shares, and the issuance of shares of the Company’s Common Stock underlying Awards of Performance Shares, are deemed to be made pursuant to the Company’s 2004 Long-Term Incentive Plan, or any such successor plan.

Dated November 30, 2007	Alaska Air Group, Inc.

/s/ Phyllis J. Campbell
Phyllis J. Campbell Chair, Compensation Committee Alaska Air Group, Inc. Board of Directors

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ANNEX 1

PERFORMANCE BASED PAY PLAN GOALS AND MEASURES FOR 2008

This Annex sets forth the goals for the Alaska Air Group Performance Based Pay Plan for the 2008 Plan year.

The performance goals for 2008 are divided into two groups: Operational Performance and Financial Performance. The Operational Performance goals, which are based on safety, employee engagement and cost per available seat mile (CASM) measures, represent 30% of the total weight. The Financial Performance goal is based on the Company’s profitability and represents 70% of the total weight.

a.	Operational Performance. Operational Performance is equally divided into three categories:

1.	Safety (10%)

A Safety payout requires the attainment of stated goals for lost time injury rates. No award for Safety will be earned if there is an employee on-the-job or operationally related passenger fatality.

The basis for achievement of this goal is improvement over the preceding year’s performance. The performance goals for 2008 for Alaska and Horizon are reflected below:

For Alaska:

Threshold          _____ or fewer lost time injuries per _____ full time employees

Target                _____ or fewer lost time injuries per _____ full time employees

Maximum          _____ or fewer lost time injuries per _____ full time employees

For Horizon:

Threshold          _____ or fewer lost time injuries per _____ full time employees

Target                _____ or fewer lost time injuries per _____ full time employees

Maximum          _____ or fewer lost time injuries per _____ full time employees

2.	Employee Engagement/Customer Satisfaction (10%)

Employee Engagement/Customer Satisfaction will be measured by the number of times each airline meets or exceeds the monthly Operational Performance Rewards (OPR) Customer Satisfaction goal. The OPR goal is measured through online surveys of recent customers and is based         % on employee attitude, courtesy & helpfulness,         % on satisfaction on the most recent flight, and         % on satisfaction over the past              months.

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For Alaska:

Threshold        Total of          _____ months with OPR score of __% or higher

Target              Total of          _____ months with OPR score of __% or higher

Maximum        Total of          _____ months with OPR score of __% or higher

For Horizon:

Threshold        Total of          _____ months with OPR score of __% or higher

Target              Total of          _____ months with OPR score of __% or higher

Maximum        Total of          _____ months with OPR score of __6% or higher

3.	CASM (cost per available seat mile) ex. fuel (10%).

CASM calculations exclude fuel costs and may be adjusted for certain Excluded Items and Alternative Accounting Treatments (as defined below), as appropriate in the discretion of the Compensation Committee.

Alaska CASM ex. fuel:

Threshold            _____¢

Target                  _____¢

Maximum            _____¢

Horizon CASM ex. fuel:

Threshold            _____¢

Target                  _____¢

Maximum            _____¢

b.	Financial Performance. (70% of the total). Financial Performance is measured by the Company’s Profitability.

Alaska Air Group Profitability (70% of the total).

The Profitability measure is the Adjusted Pre-Tax Profit of the Company, as defined below.

Threshold            $ _____

Target                  $ _____

Maximum            $ _____

“Adjusted Pretax Profit” means the net income of Alaska Air Group, Inc. as computed under Generally Accepted Accounting Principles (GAAP), adjusted for Excluded Items and Alternative Accounting Treatments. “Excluded Items” means (a) income taxes, (b) pretax expense under any Alaska Air Group (or subsidiary) profit sharing, performance-based pay, operational performance rewards, variable pay plan, or similar such programs as determined in the discretion of the Compensation Committee, and (c) special income or expense

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items that, in the discretion of the Compensation Committee, should be excluded because recognizing them would not appropriately serve the goals of the Plan. These may include, without limitation, gain or loss on disposition of capital assets, impairments or other fleet exit costs, expenses from voluntary or involuntary severance programs, government refunds or assistance and cumulative effect of accounting changes. “Alternative Accounting Treatments” means expense or income items that, for purposes of calculating Adjusted Pretax Profit, the Company (or any subsidiary) will account for based on non-GAAP methods because, in the discretion of the Compensation Committee, using GAAP accounting methods would not appropriately serve the goals of the Plan. These may include, without limitation, fuel hedge accounting on an “as settled” basis.

c.	Modifier. The Performance-Based Pay modifier results in plus or minus percentage points based on the performance of the key metrics as detailed below.

For Alaska,

The application of the modifier is based on the number of the months that Alaska achieves its on-time performance goals under the OPR program. The modifier will be applied as follows:

Number of Months Alaska Hits On-Time Goal	PBP Modifier

Performance-Based Pay shall be determined and then the modifier shall be applied. If, for example, Alaska Airlines achieved              months of on-time performance at goal under the OPR program and Performance-Based Pay without the modifier resulted in a payout of         %, then application of the modifier would result in a payout of         %.

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For Horizon:

The application of the modifier is based on the Horizon Air pre-tax profit margin.

QX Profit Margin*	PBP Modifier

*	If Horizon Air final pre-tax profit margin is between percentage points, modifier will be adjusted based on movement through the scale, for example:

QX Profit Margin	PBP Modifier

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